Exhibit 10.37
ADDENDUM TO STOCK PURCHASE WARRANT (MDB-1)

    THIS ADDENDUM TO STOCK PURCHASE WARRANT (the “Addendum”) is entered into by and between Ideal Power Inc., a Delaware corporation (the “Company”) and MDB Capital Group, LLC, (the “Holder”), effective as of July __, 2013.

    WHEREAS, the Company issued the Holder a Common Stock Purchase Warrant (the “Warrant”), MDB-1, dated November 21, 2012, in consideration of consulting and advisory services rendered by Holder pursuant to an Engagement Letter for Strategic Consulting Services dated July 24, 2012; and

    WHEREAS, the Company and  the Holder now desire to clarify certain ambiguities contained in the Warrant relating to time period that the Holder may exercise its right to purchase the shares of the Company’s common stock underlying the Warrant.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Holder (the Company and the Holder hereinafter referred to as a “Party” and collectively as the “Parties”) agree as follows:

    1.  The first paragraph of the Warrant beginning with the phrase “THIS CERTIFIES that MDB Capital Group, LLC” is hereby amended by inserting the phrase “in Section 2” after the words “applicable event specified” and before the word “below” and then again by inserting the phrase “setting forth the Exercise Price” immediately after the word “below” and before the phrase “and on or prior to the Expiration Date.”

    2.  Section 2(i) of the Warrant is hereby amended by adding the phrase “in which case this Warrant will become exercisable, in whole or in part, one hundred eighty (180) days after the completion of the IPO” immediately after the phrase “IPO Price or $1.46.”

    3.  Section 2(ii) of the Warrant is hereby amended by adding the phrase “in which case this Warrant will become exercisable, in whole or in part, on the Calendar Due Date” after the phrase “Private Equity Financing Price or $1.46” and before the phrase “provided however that” and then again by adding the phrase “and the period of exercisability” after the phrase “per share exercise price” and before the phrase “shall be adjusted” and then again by deleting the word “and” after the phrase “Common Stock” and before the phrase “the exercise price” and thereafter inserting the phrase “and the time period in which this Warrant may be exercised” after the phrase “the exercise price” and before the phrase “calculated in accordance with subsection (i) above.”

    4.  Section 2(iii) of the Warrant is hereby amended by adding the phrase “and this Warrant will become exercisable, in whole or in part, on the Calendar Due Date, provided however, that if, and for so long as, the Company has on file on the Calendar Due Date a registration statement undertaking an IPO underwritten by the Holder that has not yet become effective, then the Calendar Due Date shall be deemed to have occurred on the earlier of (a) the date the undertaken IPO has been abandoned by the Holder; or (b) one hundred eighty (180) days after the completion of the IPO, as the case may be” at the end of the sentence immediately before the phrase “the exercise price shall be $1.46 per share.”

    IN WITNESS WHEREOF, the Parties have executed this Addendum on the dates indicated next to their signatures below.

Ideal Power Inc.

By: /s/ Paul Bundschuh
     Paul Bundschuh, CEO

Date:______________________

MDB Capital Group, LLC

By:________________________
     Anthony DiGiandomenico

Date:_______________________